Exhibit 12

        Ratio of Earnings to Fixed Charges

                                  6/30/97       12/31/96       12/31/95        12/31/94        12/31/93


    Earnings:
         Net income              8,764,000      9,965,000      5,585,000       5,384,000        896,000
         Add: Fixed Charges     10,422,000     11,858,000      9,708,000       6,806,000        612,000
         Deduct: Capitalized
                 Interest         (200,000)      (381,000)      (285,000)       (216,000)            --
                                ----------     ----------     ----------      ----------      ---------
                                18,986,000     21,442,000     15,008,000      11,974,000      1,508,000
                                ----------     ----------     ----------      ----------      ---------

    Fixed Charges (a)           10,422,000     11,858,000      9,708,000       6,806,000        612,000
                                ----------     ----------     ----------      ----------      ---------

              Ratio                    1.8            1.8            1.5             1.8            2.5
                                ==========     ==========     ==========      ==========      =========


        (a) Includes interest expense and amortization of debt expense, whether expensed or capitalized.



        Ratio of Earnings to Combined Fixed Charges and Preferred Stock
        Dividends

                                  6/30/97       12/31/96       12/31/95        12/31/94       12/31/93

    Earnings:
         Net income              8,764,000      9,965,000      5,585,000       5,384,000        896,000
         Add: Fixed Charges     10,422,000     11,915,000     10,299,000       7,090,000        612,000
         Deduct: Capitalized
           Interest               (200,000)      (381,000)      (285,000)       (216,000)            --
         Deduct: Preferred
           Stock Dividends              --        (57,000)      (591,000)       (284,000)            --
                                ----------     ----------     ----------      ----------      ---------
                                18,986,000     21,442,000     15,008,000      11,974,000      1,508,000
                                ----------     ----------     ----------      ----------      ---------

    Fixed Charges (b)           10,422,000     11,915,000     10,299,000       7,090,000        612,000
                                ----------     ----------     ----------      ----------      ---------

              Ratio                    1.8            1.8            1.5             1.7            2.5
                                ==========     ==========     ==========      ==========      =========


        (b) Includes interest expense and amortization of debt expense, whether expensed or capitalized, and preferred stock dividend requirements paid.